Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Trine II Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 17, 2021, except for the discussion relating to the Warrants in Note 2, as to which date is May 24, 2021, and except for the discussion relating to the forfeiture of the Class B ordinary shares in Note 9, as to which the date is October 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trine II Acquisition Corp. as of January 22, 2021 and for the period from January 7, 2021 (inception) through January 22, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-253232), of Trine II Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

November 2, 2021